Exhibit 99

Shareholder and Financial Analyst Contact
 Jim Jacobson
Director of Investor Relations
Phone (515) 284-2633
E-mail jim.jacobson@meredith.com

Media Contact
Art Slusark
Vice President-Corporate Communications Communication
Phone (515) 284-3404
E-mail art.slusark@meredith.com

MEREDITH BOARD APPROVES SHARE REPURCHASE AUTHORIZATION AND DECLARES DIVIDEND

DES MOINES, Iowa, August 9, 2006-The Board of Directors of Meredith Corporation (NYSE: MDP) authorized the repurchase of up to 3 million additional shares of the Company's stock as part of its existing share repurchase plan and declared a quarterly dividend of $0.16 per share.

Including the 3 million newly authorized shares, approximately 4.5 million shares are outstanding under existing authorizations. In fiscal 2006, Meredith repurchased nearly 3 million shares. As of June 30, 2006, there were 48.2 million shares outstanding.

The quarterly dividend will be payable September 15, 2006 to shareholders of record on August 31, 2006. The Company has paid a dividend for 59 consecutive years and increased its dividend for 13 consecutive years.

Meredith Corporation's dividend declaration follows its recent announcement of record fiscal 2006 diluted earnings per share of $2.86.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group features 25 subscription magazines-including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness, and Child-and approximately 200 special interest publications. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix and Portland.

Meredith has more than 400 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 32 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.